Exhibit 99.1

StoneMor Inc. Commences Go-Shop Process

in Accordance with Merger Agreement

BENSALEM, PA – June 3, 2022 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”). As previously reported, on May 24, 2022, StoneMor Inc., a Delaware corporation (“StoneMor” or the “Company”), Axar Cemetery Parent Corp (“Parent”), a Delaware corporation and an affiliate of Axar Capital Management, LP (“Axar”), and Axar Cemetery Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, and subject to the conditions described therein, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger. Axar currently owns approximately 75% of the outstanding shares of StoneMor common stock.

The Merger Agreement was entered into following negotiations between Axar and the Conflicts Committee of the Board of Directors of the Company (the “Conflicts Committee”), consisting entirely of independent directors. Upon the recommendation of the Conflicts Committee, the Board of Directors of the Company agreed to approve the Merger Agreement and the Merger. Pursuant to the Merger Agreement, the Company has the right, for a period of 60 days following May 24, 2022, to solicit, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative transaction to the transaction with Axar and its affiliates.

The 60 day period expires on July 23, 2022. The Conflicts Committee has retained Kroll, LLC’s investment banking unit, Duff & Phelps Securities, LLC (“Kroll”), to assist it in this “go shop” process. There can be no assurance that this “go-shop” process will result in a proposal that is more favorable to the stockholders of the Company (other than Axar and its affiliates) than the Merger Agreement. Axar has no obligation to support any other proposal that may be received by the Company as a result of the “go-shop” process, or otherwise.

Pursuant to the Merger Agreement, in connection with a superior proposal that is not supported by the Parent, the Committee may withdraw its recommendation to the full Board approving the Merger Agreement and the Merger and the Company may terminate the Merger Agreement. In such event, Axar is not entitled to the payment of a termination fee by the Company.

Interested parties should contact Rob Gordon, Director of Kroll, who can be reached at (212) 871-6293 or robert.gordon@kroll.com.

About StoneMor Inc.

StoneMor Inc., headquartered in Bensalem, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 304 cemeteries and 72 funeral homes in 24 states and Puerto Rico. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc. please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding activities of the Conflicts Committee during the “go-shop” period, the anticipated closing time frame and the effects of the merger on the Company, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives of the Company and are subject to significant risks and uncertainties. All forward-looking statements speak only as of the date as of which they are made. These statements are not guarantees and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Factors that may cause actual events or results to differ materially from current expectations include, but are not limited to, the risk that Axar’s approximately 75% equity ownership position and its lack of obligation to support a proposal that is more favorable to the stockholders of the Company (other than Axar and its affiliates) than the Merger Agreement may cause other potential acquirers not to participate in the “go-shop” process or otherwise not to submit any proposal that might be superior to the Merger Agreement, the risk that the proposed transaction may not occur, the risk of unexpected costs or liabilities, the risk that certain closing conditions may not be timely satisfied or waived, the risk of litigation, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, and the risk that general and business conditions may change. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission (the “SEC”, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

Additional Information and Certain Information Regarding Participants

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. The Company intends to file a proxy statement and other relevant materials with the SEC in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s common stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://www.stonemor.com), or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://www.stonemor.com or by writing to StoneMor at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, PA 19020.

CONTACT

Kroll

167 N. Green Street, Floor 12

Chicago, IL 60607

(312) 697-4600